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                                                                    Exhibit 8.2



February . , 2003



P&O Princess Cruises plc


77 New Oxford Street


London WC1A 1PP



Dear Ladies and Gentlemen:



We have acted as UK and U.S. tax advisors to P&O Princess Cruises plc (the "Company" or "P&O Princess") in connection with its dual listed company transaction with Carnival Corporation ("Carnival"), pursuant to the Company's and Carnival's Joint Registration Statement on Form S-4/F-4, as amended, (Registration no. 333-102443) and the prospectus contained therein and the P&O Princess Cruises plc Shareholder Circular and Notice of Extraordinary General Meeting (the "Circular") referenced therein (the Joint Registration Statement, the prospectus and the Circular are collectively referred to as the "Prospectus"), filed pursuant to the Securities Act of 1933, as amended.



We hereby confirm to you that in our opinion, subject to the assumptions and limitations set forth in the Prospectus and the qualifications set forth therein and herein, the statements set forth in Appendix IV of Registration Statement no. 333-102443 under the captions "2. UK taxation" and "3. U.S. federal income tax considerations" insofar as they relate to the UK and U.S. tax consequences to UK P&O Princess shareholders and U.S. P&O Princess shareholders respectively of (a) the DLC transaction, (b) the P&O Princess share reorganization, and (c) the Carnival partial share offer (as each such term is used in the Prospectus); and the statements set forth in Section 8 of the Circular under the captions "5. UK taxation" and "6. U.S. federal income tax considerations" insofar as they relate to the UK and U.S. tax consequences to UK P&O Princess shareholders and U.S. P&O Princess shareholders respectively of (a) the DLC transaction and (b) the P&O Princess share reorganization, are, in all material respects, a fair and accurate summary of the matters therein discussed. Our opinion regarding the U.S. tax consequences of the DLC transaction is based on the assumption which you have allowed us to make, and which is based on the P&O Princess Directors' belief as stated in the Prospectus, that voting and other rights, if any, received by shareholders are expected to have only nominal value.



Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the facts, information, assumptions, representations, warranties and covenants set forth herein and in the Prospectus and the documents referred to therein and the performance of all undertakings contained in the documents referred to in the Prospectus. We have not attempted to verify independently the accuracy of any information in any such documents. If any of the facts or assumptions are not correct, our advice could be affected.



Our opinion on the UK tax consequences for UK P&O Princess shareholders is based upon current UK tax law and UK Inland Revenue practice. Our opinion on the U.S. federal income tax consequences for U.S. P&O Princess Shareholders is based upon the Internal Revenue Code of 1986, as amended to the date hereof, current treaties, and the administrative and judicial interpretations thereof, all as in effect on the date hereof. Our opinion is limited to the matters addressed herein. We give no opinion with respect to other tax matters, whether federal, state, local, foreign or international. Our opinion does not address issues that may be material to an individual based on his or her particular tax situation. Our opinion is not binding on the UK Inland Revenue or the Internal Revenue Service and does not constitute a guarantee that the UK Inland Revenue or IRS will not challenge the tax treatment of the transaction contemplated in the Prospectus.



We hereby consent to the filing of this letter as an exhibit to the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.



Very truly yours,



KPMG LLP